Exhibit 99.04
Southern Company
EPS Earnings Analysis
Year-to-Date December 2010

Cents	Description

0.08	Retail Sales

0.23	Retail Revenue Impacts

0.34	Weather

0.02	Other Non-Fuel Revenues

(0.39)	Non-Fuel O&M

(0.01)	Other Income & Deductions

(0.04)	Taxes Other Than Income Taxes

$0.23	Total Traditional Operating Companies

(0.03)	Southern Power

(0.03)	Parent and Other

(0.12)	Increase in Shares

$0.05	Total Change in YTD EPS (x-Items)

0.25	MC Asset Recovery Litigation Settlement

$0.30	Total Change in YTD EPS (As Reported)

Notes
-	The $(0.39) Non-Fuel O&M change includes $(0.04) related to the expanded natural disaster reserve at Alabama Power.

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Higher depreciation on additional environmental and T&D investments was offset by the continued amortization of the cost of removal obligations at Georgia Power resulting in an immaterial change in depreciation and amortization.

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The charge related to Southern Company's MC Asset Recovery litigation settlement significantly impacted the presentation of earnings and earnings per share for the twelve months ended December 31, 2009, and significant charges related to the Mirant spin-off are not expected to occur in the future.

-	Information contained in this report is subject to audit and adjustments. Certain classifications may be different from final results published in the Form 10-K.